WGNB Corp. Year-to-Date ‘06 Earnings Increased 16.7% over Year-to-Date ‘05

CARROLLTON, Ga.—(BUSINESS WIRE)—July 7, 2006—WGNB Corp. (NASDAQ:WGNB), the holding company for West Georgia National Bank, announced its 2006 second quarter earnings of $1,991,177, or $0.60 per diluted share, compared to its 2005 second quarter earnings of $1,647,205, or $0.49 per diluted share, an increase of $343,972 or 20.9 percent. Comparing the six month period ended June 30, 2006 to the six month period ended June 30, 2005 net income was $3,806,293, or $1.14 per diluted share for 2006 and 3,261,175, or $0.98 per diluted share for 2005, which amounted to an increase of $545,118, or 16.7 percent.

Total assets have grown by $42 million, or 8.2 percent, total loans have grown by $45 million, or 11.1 percent, and total deposits have grown by $44 million, or 11.0 percent, since the end of the second quarter of 2005. Total assets for the Company now stand at $553 million.

“Our interest margin is pushing earnings up in 2006,” said Steven J. Haack, Senior Executive Vice President and Chief Financial Officer of West Georgia National Bank. “We anticipated the interest rate increases that were likely to occur in 2005 and 2006 and positioned the Bank’s net interest margin to benefit from those increases. As rates begin to flatten out, management will consider its strategies for recognizing this trend, while also considering our interest rate risk policy limits.”

“We are fortunate to have an active and informed Asset and Liability Management Committee”, said H. B. “Rocky” Lipham, III, President and Chief Executive Officer of West Georgia National Bank. “Not only is our margin better, but we have been able to manage our overhead as well. Also, our lending pipeline remains strong. This translates into good earnings growth for our shareholders.”

Over the past twelve months, management built the loan loss reserve to cover loan growth, as well as, the potential loss in one impaired credit relationship. During this quarter, the bank recognized the measurable loss in this relationship. Management feels that its loan loss provision is adequate given the perceived risk in the loan portfolio.

WGNB Corp. was recently named to “The Georgia 100 Best of Business” by the Atlanta Journal Constitution for the fifth consecutive year. WGNB Corp. is ranked Number 32, overall, based on five weighted variables: annual revenue, year-over-year revenue change, return on equity, annual percent change in profit margin for fiscal 2005 and total return on investment for 2005 calendar year. WGNB Corp. received additional categorical ratings including: 31st for total return, 34th for return on equity and 69th for net income.

About WGNB Corp.

WGNB Corp. stock is traded on the NASDAQ capital market under the ticker, “WGNB”. West Georgia National Bank has eight full service locations in Carrollton, Bowdon, Villa Rica and Douglasville and total assets of $553 million.

For more information about West Georgia National Bank, visit our investor relations page on our website, www.wgnb.com.

Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@wgnb.com or at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

For the Year-to-Date	June 30, 2006 (unaudited)	June 30, 2005 (unaudited)
Total interest income	$19,691	$14,950
Total interest expense	8,476	5,315
Net interest income	11,215	9,645
Provision for loan loss	715	800
Net interest income after provision	10,500	8,835
Total other income	2,931	2,813
Total other expense	7,941	7,097
Earnings before income taxes	5,490	4,551
Income taxes	1,685	1,290
Net earnings	3,806	3,261
Per Share Data:
Net earnings	1.14	0.98
Diluted net earnings	1.14	0.98
Cash dividends declared year to date	0.52	0.44
Book Value	14.81	14.01
At Period End:
Total loans	450,959	405,751
Earning assets	519,681	476,002
Assets	552,764	511,069
Deposits	442,658	398,865
Stockholders’ equity	49,339	46,570
Weighted average shares outstanding	3,330,581	3,324,315
Weighted average diluted shares outstanding	3,344,053	3,342,970
Key Performance Ratios Year to Date:
Return on average assets	1.41%	1.39%
Return on average equity	15.49%	14.13%
Net interest margin, tax equivalent	4.70%	4.42%
Dividend payout ratio	45.61%	44.90%
Overhead ratio	55.49%	57.01%
Asset Quality Ratios:
Non-performing assets/loans & OREO	0.55%	0.37%
Loan loss reserve/total loans	1.13%	1.20%
Loan loss reserve/non-performing assets	206.72%	321.80%
Loan loss reserve/total capital	10.37%	10.42%
Capital Ratios:
Tier 1 capital/total average assets	9.48%	9.59%
Risk based capital ratio	10.55%	12.32%

Contact:	WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@wgnb.com
or
Media Contact for WGNB
Charity Aaron, 770/214-7208
caaron@wgnb.com